UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2019

SVB Financial Group
(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02	Departure of Directions or Certain Officers; Election of Directions; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

SVB Financial Group (the “Company”) and Michael Dreyer have entered into a Services Agreement (the “Consulting Agreement”), dated as of March 26, 2019, pursuant to which Mr. Dreyer shall provide consulting services to the Company relating to certain operations and technology initiatives for a period of one year beginning April 2, 2019 (the “Consulting Period”). The Company previously announced Mr. Dreyer’s retirement from his role as Chief Operations Officer on January 10, 2019, which is effective on April 1, 2019.

Pursuant to the Consulting Agreement, Mr. Dreyer will be compensated at a quarterly rate of $250,000 for consulting services provided to the Company and its affiliates relating to operations and IT initiatives. Should the Company terminate the Consulting Agreement early without cause, the Company will pay a lump sum cash payment equal to fifty percent of the fees that would have been paid for the remainder of the Consulting Period. Additionally, under the Consulting Agreement, Mr. Dreyer will be subject to non-compete and non-solicitation provisions during the Consulting Period.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Services Agreement dated March 26, 2019, by and between Michael Dreyer and SVB Financial Group

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2019	SVB FINANCIAL GROUP

	By:	/s/ GREG W. BECKER
	Name:	Greg W. Becker
	Title:	President & Chief Executive Officer